EXHIBIT 99.1

Immunomedics Announces Fiscal 2013 Results

MORRIS PLAINS, N.J., Aug. 22, 2013 (GLOBE NEWSWIRE) -- Immunomedics, Inc. (Nasdaq:IMMU), a biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases, today reported financial results for the fourth quarter and fiscal year ended June 30, 2013. The Company also highlighted recent key developments and planned activities for its clinical pipeline.

Fourth Quarter Fiscal 2013 Results

Total revenues for the fourth quarter of fiscal year 2013, which ended on June 30, 2013, were $1.4 million as compared to total revenues of $1.0 million for the same quarter last fiscal year. The increase of $0.4 million in total revenues this quarter was primarily due to a $0.5 million increase in research and development revenue from the increase in the number of National Cancer Institute grants as well as the timing of research activities.

Net loss attributable to our stockholders this quarter was $7.7 million, or $0.09 per basic share, compared with a net loss attributable to our stockholders of $7.5 million, or $0.10 per basic share, for the same quarter in fiscal 2012. The increase in net loss this quarter was primarily due to $0.3 million higher cost in research and development from increased clinical trial expenses.

Fiscal Year 2013 Results

Total revenues for fiscal year 2013 were $5.0 million, as compared to $32.7 million for fiscal year 2012. The decrease of $27.7 million this fiscal year was primarily the result of $28.4 million of non-recurring license fee revenue from an amendment to the Licensing Agreement with UCB earned in fiscal year 2012.

Net loss attributable to our stockholders for the fiscal year ended June 30, 2013 was $12.2 million, or $0.16 per diluted share, as compared to a net income attributable to our stockholders of $0.8 million, or $0.01 per diluted share, in fiscal year 2012. The change in net income of $13.0 million in fiscal 2013 was primarily due to the non-recurring license fee revenue from the UCB sublicensing amendment in fiscal 2012, partially offset in 2013 by the $16.7 million net proceeds from a settlement in our arbitration proceeding before the Financial Industry Regulatory Authority against a broker-dealer relating to our prior investment in certain securities, and $2.6 million in business insurance claims in fiscal 2013. In addition, in fiscal 2013 we incurred $4.3 million of higher research and development expenses.

The increase in research and development expenses resulted primarily from a $2.5 million increase in clinical trial expenses related to the Phase Ib study of clivatuzumab in relapsed pancreatic cancer completed this year and the ongoing antibody-drug conjugate clinical trials, as well as a decrease of $2.0 million of research and development expense reimbursements from the previous year.

The Company has no long-term debt and as of June 30, 2013, cash and cash equivalents totaled $41.3 million.

"We have made significant progress in clinical developments during fiscal year 2013," commented Gerard G. Gorman, Senior Vice President Finance and Chief Financial Officer. "In order to continue the clinical development of our antibody-drug conjugate programs in patients with solid tumors, which have advanced into Phase II trials, and to pay for certain expenses to initiate the planned clivatuzumab trial for the treatment of patients with pancreatic cancer, which we anticipate to advance into Phase III in fiscal 2014, we expect cash requirements in fiscal year 2014 to increase to $24 to $26 million. Furthermore, to complete the planned Phase III clinical trial with clivatuzumab, we will require additional funding, and our potential licensing opportunities could be a source of these funds," Mr. Gorman added.

The Company's key clinical developments and future planned activities:

Epratuzumab

  New data from an open-label extension of the EMBLEM™ Phase IIb study evaluating the long-term effects of epratuzumab treatment in adult patients with moderate-to-severe systemic lupus erythematosus (SLE) were presented by lupus investigators at the European League Against Rheumatism 2013 Congress. Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr06132013a.pdf for more information.

  UCB will continue to enroll patients with SLE into the Phase III program for epratuzumab throughout calendar year 2013. The slower than anticipated enrollment is due to the heterogeneous nature of SLE and the complex aspects of the diagnostic instruments. First results are now expected in the first quarter of calendar year 2015.

Epratuzumab tetraxetan

  The Phase I study of 90Y-labeled epratuzumab tetraxetan combined with veltuzumab in patients with aggressive lymphoma was updated at the 2013 Annual Meeting of the Society of Nuclear Medicine & Molecular Imaging (SNMMI). For more information, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr06112013.pdf.

  At the 2013 SNMMI Annual Meeting, updated results from a multicenter, Phase II trial evaluating yttrium-90-labeled epratuzumab tetraxetan as a consolidation therapy following standard-of-care treatment in elderly patients with previously-untreated diffuse large B-cell lymphoma were reported in an oral presentation. Please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr06102013b.pdf for more information.

Clivatuzumab tetraxetan

  First results from a Phase Ib trial of 90Y-labeled clivatuzumab tetraxetan in patients with pancreatic cancer who have failed at least two prior therapies were reported in an oral presentation at the European Society for Medical Oncology 15th World Congress on Gastrointestinal Cancer. For more information, please refer to the Company's press release at http://www.immunomedics.com/pdfs/news/2013/pr07032013.pdf.

  The Phase Ib trial will be updated in an oral presentation at the 26th Annual Congress of the European Association of Nuclear Medicine in Lyon, France, on Wednesday, October 23, 2013.

  Based on the encouraging results from the Phase Ib trial, a Phase III registration trial in patients with pancreatic cancer who have received at least 2 prior therapies is planned for the end of calendar year 2013 or the beginning of 2014.

Milatuzumab

  A Phase I study to assess the safety and tolerability of milatuzumab when added to a standard regimen to prevent acute graft-versus-host disease in patients with hematologic malignancies undergoing stem cell transplant is expected to begin patient enrollment before the end of calendar year 2013.

Labetuzumab-SN-38

  A Phase II proof-of-concept trial of labetuzumab-SN-38 (IMMU-130) in patients with colorectal cancer is expected to begin in the first quarter of fiscal 2014. A second Phase I/II trial testing two different dose schedules of IMMU-130 also is planned to commence in the first quarter of 2014.

hRS7-SN-38

  hRS7-SN-38 (IMMU-132) will be evaluated in patients with solid cancers in a Phase I/II proof-of-concept trial planned for patient enrollment in the first quarter of 2014.

IMMU-114

  A Phase I dose-escalation study of subcutaneously administered IMMU-114, a humanized anti-HLA-DR antibody, as a monotherapy for patients with relapsed or refractory non-Hodgkin lymphoma and chronic lymphocytic leukemia is planned for the second half of calendar year 2013. An IND for this trial has been accepted by the FDA.

Conference Call

The Company will host a conference call and live audio webcast on Friday, August 23, 2013 at 10:00 a.m. Eastern Time to discuss financial results for the fourth quarter and fiscal year 2013, and review key clinical developments and future planned activities. To access the conference call, please dial (877) 303-2523 or (253) 237-1755 using the Conference ID 18199814. The conference call will be webcast via the Investors page on the Company's website at www.immunomedics.com. Approximately two hours following the live event, a webcast replay of the conference call will be available on the Company's website for 30 days through September 22, 2013.

About Immunomedics

Immunomedics is a New Jersey-based biopharmaceutical company primarily focused on the development of monoclonal antibody-based products for the targeted treatment of cancer, autoimmune and other serious diseases. We have developed a number of advanced proprietary technologies that allow us to create humanized antibodies that can be used either alone in unlabeled or "naked" form, or conjugated with radioactive isotopes, chemotherapeutics, cytokines or toxins, in each case to create highly targeted agents. Using these technologies, we have built a pipeline of therapeutic product candidates that utilize several different mechanisms of action. Our lead product candidate, epratuzumab, is currently in two Phase III clinical trials in lupus. In oncology, we are planning to launch a Phase III pivotal trial for clivatuzumab labeled with a radioisotope in advanced pancreatic cancer patients. Other solid tumor therapeutics in Phase II clinical development include 2 antibody-drug conjugates, labetuzumab-SN-38 (IMMU-130) and hRS7-SN-38 (IMMU-132). We also have a majority ownership in IBC Pharmaceuticals, Inc., which is developing a novel DOCK-AND-LOCK™ (DNL™) method with us for making fusion proteins and multifunctional antibodies. DNL™ is being used particularly to make bispecific antibodies targeting cancers and infectious diseases as a T-cell redirecting immunotherapy, as well as bispecific antibodies for next-generation cancer and autoimmune disease therapies. We believe that our portfolio of intellectual property, which includes approximately 227 active patents in the United States and more than 400 foreign patents, protects our product candidates and technologies. Our strength in intellectual property has resulted in the top-10 ranking in the 2012 IEEE Spectrum Patent Power Scorecards in the Biotechnology and Pharmaceuticals category. For additional information on us, please visit our website at www.immunomedics.com. The information on our website does not, however, form a part of this press release.

This release, in addition to historical information, may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Such statements, including statements regarding clinical trials, out-licensing arrangements (including the timing and amount of contingent payments), forecasts of future operating results, potential collaborations, and capital raising activities, involve significant risks and uncertainties and actual results could differ materially from those expressed or implied herein. Factors that could cause such differences include, but are not limited to, risks associated with any cash payment that the Company might receive in connection with a sublicense involving a third party and UCB, which is not within the Company's control, new product development (including clinical trials outcome and regulatory requirements/actions), our dependence on our licensing partners for the further development of epratuzumab and veltuzumab for non-cancer indications, competitive risks to marketed products and availability of required financing and other sources of funds on acceptable terms, if at all, as well as the risks discussed in the Company's filings with the Securities and Exchange Commission. The Company is not under any obligation, and the Company expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise.

IMMUNOMEDICS, INC.
Condensed Consolidated Balance Sheets

			June 30, 2013	June 30, 2012
ASSETS
Current Assets:
Cash and cash equivalents			$ 41,326,000	$ 32,838,096
Accounts receivable, net of allowance for doubtful accounts			622,830	659,958
Inventory			1,030,480	415,876
Other receivables			627,757	389,002
Prepaid expenses			432,660	582,601
Other current assets			1,175,883	593,900
			45,215,610	35,479,433

Property and equipment, net			2,086,911	2,527,500
Value of life insurance policies			594,832	598,288
Other long-term assets			30,000	30,000

			$ 47,927,353	$ 38,635,221

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and accrued expenses			$ 7,164,946	$ 5,412,169
Deferred revenues			2,780,309	182,631
Other long-term liabilities			1,400,728	1,301,212
Stockholders' equity			36,581,370	31,739,209

			$ 47,927,353	$ 38,635,221

Condensed Consolidated Statements of Operations

	Three Months Ended June 30,		Year Ended June 30,
	2013	2012	2013	2012
Revenues:
License fee and other revenues	$ --	$ --	$ 126,667	$ 28,418,000
Product sales	772,332	825,084	2,991,129	3,517,739
Research & development	589,630	137,956	1,844,201	798,088
Total Revenues	1,361,962	963,040	4,961,997	32,733,827
Costs and Expenses	9,012,657	8,515,474	36,538,422	31,859,660
Operating (Loss) Income	(7,650,695)	(7,552,434)	(31,576,425)	874,167
Interest and Other Income	(8,608)	(3,466)	19,350,284	31,996
(Loss) Income before Income Tax Expense	(7,659,303)	(7,555,900)	(12,226,141)	906,163
Income Tax Expense	(24,574)	10,215	(44,070)	(209,785)
Net (Loss) Income	(7,683,877)	(7,545,685)	(12,270,211)	696,378
Less Net Loss attributable on noncontrolling interest	(27,716)	(29,158)	(104,761)	(113,574)

Net (Loss) Income attributable to Immunomedics, Inc. stockholders	$ (7,656,161)	$ (7,516,527)	$(12,165,450)	$ 809,952

Net (Loss) Income per Common Share attributable to Immunomedics, Inc. stockholders:
Basic	$ (0.09)	$ (0.10)	$ (0.16)	$ 0.01
Diluted	$ (0.09)	$ (0.10)	$ (0.16)	$ 0.01

Weighted average number of common shares outstanding:
Basic	82,737,251	75,540,438	78,040,005	75,481,007
Diluted	82,737,251	75,540,438	78,040,005	76,174,377
CONTACT: For More Information:
         Dr. Chau Cheng
         Senior Director, Investor Relations & Grant Management
         (973) 605-8200, extension 123
         ccheng@immunomedics.com